Amendment to Subadvisory Agreement

for AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO

AST Investment Services, Inc. (formerly known as American Skandia Investment Services, Incorporated), PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the “Manager”) and T. Rowe Price Associates, Inc. (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as May 1, 2003, by and among the Manager and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST T. Rowe Price Natural Resources Portfolio as follows:

1.	Exhibit A is hereby deleted and replaced with the attached Schedule A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and T. Rowe Price Associates, Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

T. Rowe price associates, inc.

By: /s/ Sara Pak

  Name: Sara Pak

Title: Vice President

Effective Date as Revised: June 1, 2022

SCHEDULE A

Advanced Series Trust

AST T. Rowe Price Natural Resources Portfolio

As compensation for services provided by T. Rowe Price Associates, Inc. (“T. Rowe Price”), AST Investment Services, Inc. and PGIM Investments LLC (collectively, “Manager”), as applicable, will pay T. Rowe Price an advisory fee on the net assets managed by T. Rowe Price that is equal, on an annualized basis, to the following:

Portfolio	Proposed Subadvisory Fee*
AST T. Rowe Price Natural Resources Portfolio**

0.55% of average daily net assets to $50 million;

When Portfolio average daily net assets exceed $50 million:

0.50% of average daily net assets to $500 million;

When Portfolio average daily net assets exceed $500 million:

0.425% of average daily net assets up to $500 million;

0.375% of average daily net assets above $500 million to $1 billion;

When Portfolio average daily net assets exceed $1 billion:

0.375% of average daily net assets

* In the event T. Rowe Price invests Portfolio assets in other pooled investment vehicles it manages or subadvises, T. Rowe Price will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to T. Rowe Price with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

** For purposes of calculating the subadvisory fee, the assets of the AST T. Rowe Price Natural Resources Portfolio will be aggregated with the PSF Natural Resources Portfolio.

Effective Date as Revised:  June 1, 2022